Exhibit 3.1
AMENDMENT NO. 7 TO AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

REGENCY ENERGY PARTNERS LP

This Amendment No. 7 (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”) of Regency Energy Partners LP (the “Partnership”) is hereby adopted effective as of September 2, 2009, by Regency GP LP, a Delaware limited partnership (the “General Partner”), as general partner of the Partnership.  Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS:

A. Section 5.6 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion.

B. Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement necessary or advisable in connection with the authorization or issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement.

C. The General Partner deems it in the best interest of the Partnership to effect this Amendment in order to provide for the issuance of Series A Cumulative Convertible Preferred Units to certain persons pursuant to that certain Series A Cumulative Convertible Preferred Unit Purchase Agreement, dated as of September 2, 2009 by and among the Partnership and the purchasers set forth on Schedule A thereto.

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

Section 1. Section 1. Amendment.

(a) Section 1.1 is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:

(i) “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

(ii) “Cash Event” is defined in Section 5.14(b)(viii)(I)(b).

(iii) “Cash Event Change of Control Offer” is defined in Section 5.14(b)(viii)(I)(c).

(iv) “Change of Control” means the occurrence of any of the following:

(A) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Partnership and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), which occurrence is followed by a Ratings Decline within ninety (90) days;

(B) the adoption of a plan relating to the liquidation or dissolution of the Partnership or the removal of the General Partner by the Limited Partners of the Partnership;

(C) the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any Person, other than the Qualified Owner, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner or of the Common Units of the Partnership, measured by voting power rather than number of shares, which occurrence is followed by a Ratings Decline within ninety (90) days;

(D)  the first day on which a majority of the members of the Board of Directors of the General Partner are not Continuing Directors, which occurrence is followed by a Ratings Decline within ninety (90) days;

(E) notwithstanding anything provided in clauses (A) through (D) above, (i) any direct or indirect sale, conveyance, assignment, transfer, merger,  consolidation or business combination that would result in the Qualified Owner Beneficially Owning, directly or indirectly, less than fifty percent (50%) of the Voting Stock of the General Partner, or (ii) any assignment or transfer of all or substantially all of the assets of the General Partner, in either case to, with or involving a buyer that does not have a rating of BBB- (or the equivalent) or better by S&P; or

(F) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Partnership.

(v) “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the General Partner who (A) was a member of such Board of Directors on the Series A Issuance Date or (B) was nominated for election or elected to such Board of Directors with the approval of either (x) a majority of the Continuing Directors who were members of such Board at the time of such nomination or election, or (y) any “person” or “group” (as those terms are used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) who owns all the General Partner Interests or a majority of the equity interests of the General Partner.

(vi) “Conversion Ratio” is defined in Section 5.14(b)(viii)(A).

(vii) “Convertible Securities” is defined in Section 5.14(b)(viii)(G).

(viii) “Covenant Default” is defined in Section 5.14(b)(ii)(C).

(ix) “Covenant Default Additional Amount” is defined in Section 5.14(b)(ii)(C).

(x) “DWAC” is defined in Section 5.14(b)(viii)(F).

(xi) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(xii) “Exchange Floor” is defined in Section 5.14(b)(viii)(B).

(xiii) “Follow-On Price” is defined in Section 5.14(b)(viii)(H).

(xiv) “Follow-On Units” is defined in Section 5.14(b)(viii)(H).

(xv) “Indenture” means that certain Indenture, dated as of May 20, 2009, among the Partnership, Regency Energy Finance Corp., the Guarantors (as defined therein) and Wells Fargo Bank, National Association.

(xvi) “Investment Grade Rating” means a rating as to the Partnership’s 9 3/8% Senior Notes due 2016 equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

(xvii) “Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Partnership; provided, however, that in the case of the Series A Preferred Units, the Issue Price shall be $18.30 per Unit.

(xviii) “Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including but not limited to Common Units and Incentive Distribution Rights and any other class or series of Partnership Securities issued by the Partnership or any Subsidiary of the Partnership on or after the date of the Purchase Agreement, but excluding any Parity Securities and Senior Securities issued (A) to Purchaser or its authorized assignees under the Purchase Agreement or (B) with the approval of the holders of a majority of the Series A Preferred Units.

(xix) “Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

(xx) “Parity Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities or distributions upon liquidation of the Partnership, ranks pari passu with the Series A Preferred Units.

(xxi) “Partnership Event” is defined in Section 5.14(b)(viii)(I).

(xxii) “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including, without limitation, Common Units, Incentive Distribution Rights and Series A Preferred Units.

(xxiii) “PIK Distribution Additional Amount” is defined in Section 5.14(b)(ii)(B).

(xxiv) “Post-Option Date Conversion Notice” is defined in Section 5.14(b)(viii)(B).

(xxv) “Post-Option Date Conversion Notice End Date” is defined in Section 5.14(b)(viii)(B).

(xxvi) “Pre-Option Date Conversion Notice” is defined in Section 5.14(b)(viii)(A).

(xxvii) “Pre-Option Date Conversion Notice End Date” is defined in Section 5.14(b)(viii)(A).

(xxviii) “Purchase Agreement” means that certain Series A Cumulative Convertible Preferred Unit Purchase Agreement, dated as of September 2, 2009 by and among the Partnership and the Purchasers.

(xxix) “Purchasers” means the purchasers set forth on Schedule A to the Purchase Agreement.

(xxx) “Qualified Owner” means General Electric Company and its Affiliates that are organized by such Person (or any Person controlling such Person) primarily for making, or otherwise having as their primary activity holding or exercising control over, equity or debt investments in Regency GP LLC or other portfolio companies.

(xxxi) “Ratings Categories” means:

(A)   with respect to S&P, any of the following categories:  AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(B) with respect to Moody’s, any of the following categories:  Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

(xxxii) “Ratings Decline” means a decrease in the rating as to the Partnership’s 9 3/8% Senior Notes due 2016 or, if the Partnership’s 9 3/8% Senior Notes due 2016 are no longer outstanding, as to the Partnership by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).  In determining whether the rating of the Partnership has decreased by one or more gradations, gradations within Ratings Categories, namely + or - for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a ratings decline either from BB+ to BB or BB to BB- will constitute a decrease of one gradation.

(xxxiii) “Restricted Ownership Percentage” is defined in Section 5.14(b)(viii)(O).

(xxxiv) “S&P” means Standards & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

(xxxv) “Senior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities or distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units.

(xxxvi) “Series A Cash Event Payment” is defined in Section 5.14(b)(viii)(I)(c).

(xxxvii) “Series A Cash Event Payment Date” is defined in Section 5.14(b)(viii)(I)(c)(ii).

(xxxviii) “Series A Change of Control Offer” is defined in Section 5.14(b)(x)(A).

(xxxix) “Series A Change of Control Payment” is defined in Section 5.14(b)(x)(A).

(xl) “Series A Change of Control Payment Date” is defined in Section 5.14(b)(x)(A)(b).

(xli) “Series A Conversion Commencement Date” means March 2, 2010, the date that is six (6) months following the Series A Issuance Date.

(xlii) “Series A Conversion Date” is defined in Section 5.14(b)(viii)(F).

(xliii) “Series A Conversion Notice” is defined in Section 5.14(b)(viii)(C).

(xliv) “Series A Conversion Notice Date” is defined in Section 5.14(b)(viii)(C).

(xlv) “Series A Conversion Price” means an amount equal to $18.30 per Series A Preferred Unit, subject to adjustment as set forth in Section 5.14(b)(viii)(G), Section 5.14(b)(viii)(H) and Section 5.14(b)(viii)(I).

(xlvi) “Series A Cumulative Convertible Preferred Units” is defined in Section 5.14(a).

(xlvii) “Series A Distribution Commencement Date” means September 2, 2009.

(xlviii) “Series A Distribution Payment Date” is defined in Section 5.14(b)(ii)(A).

(xlix) “Series A Distribution Rate” means a fixed rate of $0.445 per Series A Preferred Unit per Quarter, subject to adjustment in accordance with Section 5.14(b)(ii)(B) and Section 5.14(b)(ii)(C), which shall be payable Quarterly on all Outstanding Series A Preferred Units.

(l) “Series A Excess Amount” is defined in Section 5.14(b)(viii)(O).

(li) “Series A Exchange Cap” is defined in Section 5.14(b)(viii)(P).

(lii) “Series A Face Amount” means $18.30 per Series A Preferred Unit plus all accrued and accumulated but unpaid distributions plus all accrued but unpaid interest thereon per Series A Preferred Unit.

(liii) “Series A Forced Conversion Notice” is defined in Section 5.14(b)(viii)(E).

(liv) “Series A Forced Conversion Notice Date” is defined in Section 5.14(b)(viii)(E).

(lv) “Series A Issuance Date” means September 2, 2009.

(lvi) “Series A Liquidation Value” means, with respect to a Series A Preferred Unit, an amount equal to the sum of (i) the Issue Price of such Series A Preferred Unit, plus (ii) all accrued and accumulated but unpaid distributions on such Series A Preferred Unit.

(lvii) “Series A Mandatory Redemption Date” means September 2, 2029, the date that is the twentieth (20th) anniversary of the Series A Issuance Date.

(lviii)  “Series A Partnership Conversion Option Date” means September 2, 2014, the date that is the fifth (5th) anniversary of the Series A Issuance Date.

(lix) “Series A Preferred Units” means the series of Units designated as Series A Cumulative Convertible Preferred Units pursuant to Section 5.14.

(lx) “Series A Redemption Notice” is defined in Section 5.14(b)(ix)(B).

(lxi) “Series A Voting Units” means Series A Preferred Units excluding all Series A Preferred Units Beneficially Owned, directly or indirectly, by any Affiliate of the Partnership.

(lxii) “Survivor Common Equity” is defined in Section 5.14(b)(viii)(I)(b).

(lxiii) “Survivor Preferred Security” is defined in Section 5.14(b)(viii)(I)(a).

(lxiv) “Tax Cost” means the quotient obtained by dividing (A) the product of (x) sixty percent (60%) of the excess of (I) the highest marginal effective rate of federal, state and local income tax applicable to ordinary income of an individual resident in New York City, New York for the taxable year in which the conversion occurs over (II) the highest marginal effective rate of federal, state and local income tax applicable to long-term capital gain of an individual resident in New York City, New York for the taxable year in which the conversion occurs and (y) any corrective allocation (within the meaning of Proposed Treasury Regulation Section 1.704-1(b)(4)(x)) made to a Unitholder (or any other taxable capital shift to a Unitholder) as a result of a conversion of such Unitholder's Series A Preferred Units pursuant to Section 5.14(b)(viii)(D), by (B) one (1.00) minus the highest marginal effective rate of federal, state and local income tax applicable to ordinary income of an individual resident in New York City, New York for the taxable year in which the conversion occurs.

(lxv) “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units and Series A Preferred Units, but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

(lxvi) “Voting Stock” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

(lxvii) “VWAP Price” means, as of any date, the volume-weighted average trading price of the Common Units on the National Securities Exchange on which the Common Units are listed or admitted to trading, calculated over the trailing 20-Trading Day period.

(b) The last sentence of Section 4.8(c) of the Partnership Agreement is hereby amended and restated to read in its entirety:

The transfer of a Series A Preferred Unit shall be subject to the restrictions imposed by Section 5.14(b)(xvii), and the transfer of a Series A Preferred Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(f).

(c) The first sentence of Section 5.5(a) of the Partnership Agreement is hereby amended and restated to read in its entirety:

The Partnership shall maintain for each Partner (or a Beneficial Owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s).

(d) Section 5.5(a) of the Partnership Agreement is hereby amended to add the following at the end of such section:

The initial Capital Account balance in respect of each Series A Preferred Unit issued on the Series A Issuance Date shall be the Issue Price for such Series A Preferred Unit, and the initial Capital Account balance of each holder of Series A Preferred Units in respect of all Series A Preferred Units issued on the Series A Issuance Date shall be the product of such initial balance for a Series A Preferred Unit multiplied by the number of Series A Preferred Units held thereby.  The Capital Account balance of each holder of Series A Preferred Units in respect of its Series A Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.14(b)(ii)(A) or Section 5.14(b)(ii)(B) in respect of such Series A Preferred Units except as otherwise provided in this Agreement.  Any distribution of a Common Unit received by a Unitholder in respect of a Series A Preferred Unit pursuant to Section 5.14(b)(ii) shall be treated as if such Unitholder first received a guaranteed payment in cash equal to the Per Unit Capital Amount for a Common Unit and then purchased a Common Unit from the Partnership for such amount of cash.

The Partnership agrees to follow the proposed noncompensatory option regulations under Proposed Treasury Regulation Sections 1.704-1, 1.721-2 and 1.761-3 at all times, including when the assets of the Partnership are revalued or any Series A Preferred Units are converted.

(e) Section 5.5(d)(i) of the Partnership Agreement is hereby amended and restated to read in its entirety:

In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), or the conversion of a Series A Preferred Unit, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance, or immediately after such conversion, shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance or on the date of such conversion.  Any such Unrealized Gain or Unrealized Loss (or items thereof) shall first be allocated to the Partners holding converted Series A Preferred Units until the Capital Account of each converted Series A Preferred Unit is equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Series A Preferred Unit) if the operation of this sentence is triggered by the conversion of a Series A Preferred Unit, and regardless of whether the operation of this sentence is triggered by the conversion of a Series A Preferred Unit any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated.  If the Unrealized Gain or Unrealized Loss allocated as a result of the conversion of a Series A Preferred Unit is not sufficient to cause the Capital Account of each converted Series A Preferred Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Series A Preferred Unit), then Capital Account balances shall be reallocated between the Partners holding converted Series A Preferred Units and the Partners holding Common Units (other than converted Series A Preferred Units) so as to cause the Capital Account of each converted Series A Preferred Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Series A Preferred Unit), in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3).  In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests, or immediately after the conversion, shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time, and must reduce the fair market value of all Partnership assets by the excess, if any, of the fair market value of any Outstanding Series A Preferred Units that have not yet been converted over the aggregate Issue Price of such Series A Preferred Units to the extent of any Unrealized Gain that has not been reflected in the Partners’ Capital Accounts previously, pursuant to Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

(f) Section 5.6(a) of the Partnership Agreement is hereby amended and restated to read in its entirety:

The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners, subject to Section 5.14(b)(v).

(g) Article V is hereby amended to add a new Section 5.14 creating a new series of Units to read in its entirety:

Section 5.14                      Establishment of Series A Preferred Units.

(a) General.  The General Partner hereby designates and creates a series of Units to be designated as “Series A Cumulative Convertible Preferred Units” and consisting of a total of 4,372,000 Series A Preferred Units, having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.14.  The class of Series A Cumulative Convertible Preferred Units shall be closed immediately following the Series A Issuance Date and thereafter no additional Series A Preferred Units shall be designated, created or issued.

(b) Rights of Series A Preferred Units.  The Series A Preferred Units shall have the following rights and preferences and shall be subject to the following duties and obligations:

(i) Allocations.

(A) Notwithstanding anything to the contrary in Section 6.1(a), following any allocation made pursuant to Section 6.1(a)(i) and prior to any allocation made pursuant to Section 6.1(a)(ii), any remaining Net Income shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Series A Preferred Unit then Outstanding is equal to the Series A Liquidation Value.

(B) Notwithstanding anything to the contrary in Section 6.1(b), (x) Unitholders holding Series A Preferred Units shall not receive any allocation pursuant to Section 6.1(b)(ii) with respect to their Series A Preferred Units, and (y) following any allocation made pursuant to Section 6.1(b)(ii) and prior to any allocation made pursuant to Section 6.1(b)(iii), any remaining Net Losses shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 5.14(b)(i)(B)(y) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account).

(C) Notwithstanding anything to the contrary in Section 6.1(c)(i), (x) Unitholders holding Series A Preferred Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i)(A) but shall not receive any allocation pursuant to Sections 6.1(c)(i)(B) – (G) with respect to their Series A Preferred Units, and (y) following any allocation made pursuant to Section 6.1(c)(i)(A) and prior to any allocation made pursuant to Section 6.1(c)(i)(B), any remaining Net Termination Gain shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Series A Preferred Unit then Outstanding is equal to the Series A Liquidation Value.

(D) Notwithstanding anything to the contrary in Section 6.1(c)(ii), following any allocation made pursuant to Section 6.1(c)(ii)(B) and prior to any allocation made pursuant to Section 6.1(c)(ii)(C), any remaining Net Termination Loss shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Series A Preferred Unit then Outstanding has been reduced to zero.

(ii) Distributions.

(A) Commencing on the Series A Distribution Commencement Date, the holders of the Series A Preferred Units as of an applicable Record Date shall be entitled to receive cumulative distributions, prior to any other distributions pursuant to Section 6.4, in cash in an amount equal to the Series A Distribution Rate on all Outstanding Series A Preferred Units. Distributions shall be paid Quarterly, in arrears, within forty-five (45) days after the end of each Quarter (a “Series A Distribution Payment Date”); provided, however, that all distributions payable to the holders of the Series A Preferred Units for Quarters prior to the Quarter ending on March 31, 2010 shall automatically accrue and accumulate from the last day of the Quarter in respect of which such payment is due.  If the Partnership fails to pay in full in cash any distribution (or portion thereof) which the holders of Series A Preferred Units are entitled to receive pursuant to this Section 5.14(b)(ii)(A), the amount of such accrued and unpaid distributions will accrue and accumulate from the last day of the Quarter in respect of which such payment is due until paid in full in cash.

(B) Notwithstanding the foregoing, if on any Series A Distribution Payment Date occurring with respect to a Quarter ending after December 31, 2009, the Partnership (x) fails to pay distributions on the Series A Preferred Units, (y) reduces the distributions on the Common Units to zero ($0.00) and (z) is prohibited by its material financing agreements from paying cash distributions, then until the distributions that were scheduled to be paid on the Series A Preferred Units on such Series A Distribution Payment Date are paid in cash, such distributions shall automatically accrue and accumulate from the last day of the Quarter in respect of which such payment is due.  In the event that the Partnership has failed to pay cash distributions in full for two Quarters (whether or not consecutive) from and including the Quarter ending on March 31, 2010, then to the extent that the Partnership does not thereafter pay cash distributions on the Series A Preferred Units as required hereunder, at the end of each Quarter as to which such a cash distribution is not made, distributions on the Series A Preferred Units that are not paid in cash by the Partnership shall be paid and shall consist of: (i) the Series A Distribution Rate, which with respect to such distributions shall be reset at $0.35375 per Series A Preferred Unit per Quarter, (ii) an amount equal to $0.09125 per Series A Preferred Unit per Quarter (the “Common Unit Distribution Amount”), which shall be payable solely in Common Units, and (iii) an amount equal $0.09125 per Series A Preferred Unit per Quarter (the “PIK Distribution Additional Amount”), which shall be payable solely in Common Units; provided, however, that the number of Common Units payable in connection with the Common Unit Distribution Amount and the PIK Distribution Additional Amount shall not exceed 1,600,000 (as adjusted in accordance with Section 5.14(b)(viii)(G) and Section 5.14(b)(viii)(I)) for any twenty (20) consecutive Quarters.  The number of Common Units to be issued in connection with the Common Unit Distribution Amount or the PIK Distribution Additional Amount in any instance shall be determined by dividing the cash amount of the Common Unit Distribution Amount or the PIK Distribution Additional Amount, as applicable, by the VWAP Price.  If the Partnership fails to pay, in violation hereof, in full any Common Unit Distribution Amount or any PIK Distribution Additional Amount (or portion thereof) which the holders of Series A Preferred Units are entitled to receive pursuant to this Section 5.14(b)(ii)(B), the amount of such accrued and unpaid Common Unit Distribution Amount or PIK Distribution Additional Amount, as applicable, will accrue and accumulate from the date that such amount should have been paid until paid in full in accordance with this Section 5.14(b)(ii)(B).  The Partnership shall pay all accrued and unpaid distributions that are payable to holders of the Series A Preferred Units for Quarters ending after December 31, 2009 in full in cash prior to resuming cash distributions on the Common Units and as soon as, and to the extent that, any prohibition in its material financing agreements is lifted.

(C) It is understood and agreed that, until such time as an Investment Grade Rating has been achieved, the holders of the Series A Preferred Units shall have the benefit of each of the covenants set forth in Section 4.07 through Section 4.19 of the Indenture (other than Section 4.07(a)(3), Section 4.09 insofar as it restricts the issuance of Capital Stock, Section 4.15 and Section 4.18), and such covenants (along with the covenants set forth in Section 3.05, Section 3.06 and Section 3.09 insofar as they relate to an Asset Sale Offer) and the related definitions and other related provisions of the Indenture shall be incorporated herein (solely as such definitions relate to this Section 5.14(b)(ii)(C)), as such covenants, definitions and other provisions are in effect as of the date hereof, and whether or not such Indenture is hereafter amended, revised, restated, replaced, refunded, repaid or otherwise terminated; provided, this provision shall not restrict the payment of distributions on, or purchases, redemptions or acquisition of, the Series A Preferred Units pursuant to this Agreement and provided, further, that in the covenants, definitions and provisions incorporated from the Indenture, references to this “Indenture” shall be replaced with references to this “Agreement,” deliveries to the Trustee shall be made to the holders of the Series A Preferred Units and Section 4.17 of the Indenture shall be applicable to holders of Series A Preferred Units as if they were “Holders of Notes.”  If there is a breach of any such covenant (a “Covenant Default”) (whether or not such breach creates a Default or Event of Default (as such terms are defined in the Indenture) under the Indenture and whether or not any action has been or is taken by the Trustee (as defined in the Indenture) or the holders of securities under the Indenture to act on any remedy that may be afforded them under the Indenture), the Series A Distribution Rate will increase by an amount equal to $0.1825 per Series A Preferred Unit for the Quarter in which the Covenant Default occurs and each Quarter thereafter until such Covenant Default is remedied or until an Investment Grade Rating has been achieved (the “Covenant Default Additional Amount”).  The Covenant Default Additional Amount shall be payable solely in Common Units.  The number of Common Units to be issued in connection with the Covenant Default Additional Amount shall be determined by dividing the cash amount of the Covenant Default Additional Amount by the VWAP Price.  If the Partnership fails to pay, in violation hereof, in full any Covenant Default Additional Amount (or portion thereof) which the holders of Series A Preferred Units are entitled to receive pursuant to this Section 5.14(b)(ii)(C), the amount of such accrued and unpaid Covenant Default Additional Amount will accrue and accumulate from the date that such amount should have been paid until paid in full in accordance with this Section 5.14(b)(ii)(C).  If the Covenant Default is remedied or if an Investment Grade Rating has been achieved, the Series A Distribution Rate shall revert to the rate in effect prior to the Covenant Default.  This Section 5.14(b)(ii)(C) shall also apply to any successive Covenant Defaults.  If at any time a Series A Distribution Rate increase pursuant to Section 5.14(b)(ii)(C) and a distribution adjustment pursuant to Section 5.14(b)(ii)(B) could then be in effect with respect to the same period, only the increase pursuant to Section 5.14(b)(ii)(C) shall apply with respect to such period.  For the avoidance of doubt, in the event of a Covenant Default, this Section 5.14(b)(ii)(C) shall entitle the holders of the Series A Preferred Units to only the increase in the Series A Distribution Rate as provided in this Section 5.14(b)(ii)(C) and shall not entitle the holders of the Series A Preferred Units to any of the rights and remedies provided to any party under the Indenture.

(D) Notwithstanding anything in this Section 5.14(b)(ii) to the contrary, with respect to Series A Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Series A Preferred Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the Record Date.  For the avoidance of doubt, if a Series A Conversion Notice Date or a Series A Forced Conversion Notice Date, as applicable, occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable holder of Series A Preferred Units shall receive only the Common Unit distribution with respect to such period.

(E) All accumulated and unpaid distributions will accrue interest (i) at a rate of 2.432% per Quarter, or (ii) if the Partnership has failed to pay all PIK Distribution Additional Amounts or all Covenant Default Additional Amounts or any Covenant Default is in effect, at a rate of 3.429% per Quarter while such failure to pay or such Covenant Default is in effect.

(F) Any actual distribution (whether payable in cash or in Common Units) or accrued but unpaid distribution (or accrued but unpaid interest thereon) in respect of a Series A Preferred Unit pursuant to Section 5.14(b)(ii)(A), (B) or (E) shall be payable without regard to partnership income and will be treated as a guaranteed payment pursuant to Section 707(c) of the Code.

(iii) Issuance of Series A Preferred Units. Subject to Section 5.8, the Series A Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Purchase Agreement.

(iv) Liquidation Value.  In the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary, the holders of the Series A Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to Unitholders, prior and in preference to any distribution of any assets of the Partnership to the holders of any other class or series of Partnership Securities, the positive value in each such holder’s Capital Account in respect of such Series A Preferred Units.  If in the year of such liquidation, dissolution or winding up any such holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Liquidation Value of such Series A Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Series A Preferred Unit then Outstanding is equal to the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation).  If in the year of such liquidation, dissolution or winding up any such holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Liquidation Value of such Series A Preferred Units after the application of the preceding sentence, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which Schedule K-1s have not been filed by the Partnership shall be reallocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Series A Preferred Unit then Outstanding is equal to the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation).  At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the holders of the Series A Preferred Units shall become entitled to receive any accrued and unpaid distributions in respect of the Series A Preferred Units, if any, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the holders of the Series A Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Unitholders with respect to any distributions by the Partnership to such other Unitholders; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to the holders of the Series A Preferred Units.

(v) Voting Rights.

(A) The Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Series A Preferred Unit will be entitled to one vote on each matter with respect to which each Common Unit is entitled to vote.  Each reference in this Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units and Series A Preferred Units.

(B) Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of seventy-five percent (75%) of the Series A Voting Units, voting separately as a class with one vote per Series A Voting Unit, shall be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Series A Preferred Units in any respect.  Without limiting the generality of the preceding sentence, such change includes any action that would:

a. reduce the Series A Distribution Rate, change the form of payment of distributions, defer the date from which distributions on the Series A Preferred Units will accrue and accumulate, cancel accrued, accumulated and unpaid distributions on the Series A Preferred Units, change the relative seniority rights of the holders of Series A Preferred Units as to the payment of distributions in relation to the holders of any other Units, or amend this Section 5.14; provided that the General Partner shall be permitted to amend this Section 5.14 so long as the amendment does not adversely affect the holders of Series A Preferred Units;

b. reduce the amount payable or change the form of payment to the holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership, or change the relative seniority of the liquidation preferences of the holders of the Series A Preferred Units to the rights upon liquidation of the holders of any other Units;

c. make the Series A Preferred Units redeemable at the option of the Partnership before the Series A Mandatory Redemption Date (subject to Section 5.14(b)(xvii)) or convertible at the option of the Partnership before the Series A Partnership Conversion Option Date; or

d. authorize, create or issue any shares of Parity Securities or Senior Securities (or amend the provisions of any existing class of Partnership Securities to make such class of Partnership Securities a class of Parity Securities or Senior Securities); provided, however, that the Partnership may, subject to Section 5.14(b)(vi), issue:

i. subject to the last sentence of this Section 5.14(b)(v)(B)(d), Parity Securities in the aggregate up to a dollar amount equal to ten percent (10%) (at face value) of the lowest aggregate market value of the Common Units measured at any time during the thirty (30) days prior to issuance (as determined by multiplying (1) the lowest Closing Price of the thirty (30) day period prior to issuance by (2) the number of Common Units Outstanding on such lowest Closing Price day); and

ii. subject to the last sentence of this Section 5.14(b)(v)(B)(d), Junior Securities in an unlimited amount;

in each case without the consent of the holders of the Series A Preferred Units. Notwithstanding the other provisions of this Section 5.14(b)(v), any such Parity Securities or Junior Securities shall not be issued if, in each case, the terms of such security require the Partnership to repurchase any or all of such securities on a date certain that is prior to twelve (12) months after the date that all Series A Preferred Units are no longer Outstanding as a result of the conversion or redemption of such Series A Preferred Units pursuant to the terms of this Section 5.14.

(C) The Partnership acknowledges that adversely affecting any of the rights, preferences and privileges of the Series A Preferred Units in any respect or amending Section 5.14 (except as expressly permitted by Section 5.14(b)(v)(B)(a) above) would, for purposes of Section 13.3(c), have a material adverse effect on the rights and preferences of the holders of Series A Preferred Units in relation to other classes of Partnership Interest.

(vi) Limited Preemptive Right.  Subject to Section 5.8, for so long as the Series A Preferred Units remain Outstanding, the holders of such Series A Preferred Units shall have the right, which they may from time to time assign in whole or in part to any of their Affiliates, to purchase any Parity Securities or Junior Securities (other than Common Units) whenever, and on the same terms that, the Partnership issues such Parity Securities or Junior Securities to Persons other than the holders of such Series A Preferred Units and their Affiliates, to the extent necessary to maintain such holders’ proportionate Beneficial Ownership of Common Units equal to that which existed immediately prior to the issuance of such Parity Securities or Junior Securities.

(vii) Certificates.

(A) The Series A Preferred Units shall be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Series A Preferred Units.  The certificates evidencing Series A Preferred Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.

(B) The certificate(s) representing the Series A Preferred Units may be imprinted with a legend in substantially the following form (in addition to the legend required pursuant to Section 4.8(e)):

“THE SERIES A PREFERRED UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THE SERIES A PREFERRED UNITS REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER THEREOF PROVIDES EVIDENCE SATISFACTORY TO THE GENERAL PARTNER (WHICH, IN THE DISCRETION OF THE GENERAL PARTNER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

THIS CERTIFICATE IS NOT REQUIRED TO BE PHYSICALLY SURRENDERED TO THE PARTNERSHIP IN THE EVENT THAT THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE CONVERTED OR REDEEMED IN PART. AS A RESULT, FOLLOWING ANY CONVERSION OR REDEMPTION OF ANY PORTION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF UNITS INDICATED ON THIS CERTIFICATE. IF ANY SECURITIES ARE CONVERTED AS AFORESAID, THE HOLDER OF THIS CERTIFICATE MAY NOT TRANSFER ANY SECURITIES REPRESENTED BY THIS CERTIFICATE UNLESS AND UNTIL SUCH HOLDER FIRST PHYSICALLY SURRENDERS TO REGENCY ENERGY PARTNERS LP ALL CERTIFICATES REPRESENTING ANY SUCH SECURITIES WHICH HAVE PREVIOUSLY BEEN CONVERTED IN WHOLE OR IN PART, WHEREUPON REGENCY ENERGY PARTNERS LP WILL FORTHWITH ISSUE AND DELIVER UPON THE ORDER OF SUCH HOLDER NEW CERTIFICATE(S) EVIDENCING SUCH SECURITIES THEN HELD BY SUCH HOLDER.”

(viii) Conversion.

(A) Commencing on the Series A Conversion Commencement Date, each of the holders of Series A Preferred Units shall have the right, at the option of such holder, to request conversion of its Series A Preferred Units into Common Units, subject to the conditions set forth in this Section 5.14(b)(viii)(A).  Any Common Units delivered as a result of conversion hereunder shall be fully paid, validly issued and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances.  The Partnership shall not be obligated to honor a request for conversion under this Section 5.14(b)(viii)(A) unless holders of a minimum of 375,000 Series A Preferred Units request such conversion in writing by delivery of notice to the Partnership.  Upon receipt of such notice, the Partnership shall provide prompt written notice (the “Pre-Option Date Conversion Notice”) to all holders of Series A Preferred Units (including those that have not requested conversion) notifying such holders of the request and providing them the lesser of (x) thirty (30) days from the date of the Pre-Option Date Conversion Notice and (y) the number of days remaining in the present Quarter to elect to participate in the conversion (such date, the “Pre-Option Date Conversion Notice End Date”); provided, however, that in no event shall the Pre-Option Date Conversion Notice End Date be fewer than fifteen (15) days after the Pre-Option Date Conversion Notice is sent to the holders of Series A Preferred Units.  The Pre-Option Date Conversion Notice shall state the number of Series A Preferred Units requesting conversion.  The Partnership shall be obligated to issue no more than four (4) Pre-Option Date Conversion Notices in any given calendar year.  If at any time one or more holders of Series A Preferred Units requests conversion of fewer than 375,000 Series A Preferred Units or conversion of 375,000 or more Series A Preferred Units at a time during which four (4) Pre-Option Date Conversion Notices have already been issued during the calendar year, then such holder or holders, as applicable, shall be permitted to convert their Series A Preferred Units in accordance with the terms hereof, provided such holder or holders, as applicable, reimburse the Partnership for all documented third-party expenses reasonably associated with such conversion up to $50,000.  The number of Common Units deliverable upon conversion of each Series A Preferred Unit, adjusted as hereinafter provided, is referred to herein as the “Conversion Ratio.” The Conversion Ratio as of any date shall be an amount equal to the quotient of (i) the applicable Series A Face Amount on the Series A Conversion Notice Date or the Series A Forced Conversion Notice Date, as the case may be, divided by (ii) the Series A Conversion Price with respect to each Series A Preferred Unit.  Immediately following any conversion, the rights of the holders of converted Series A Preferred Units, including without limitation, any accrual of distributions, shall cease and the Persons entitled to receive the Common Units upon the conversion of Series A Preferred Units shall be treated for all purposes as having become the owners of such Common Units.

(B) Commencing on the Series A Partnership Conversion Option Date, if at any time the VWAP Price is less than the then-applicable Series A Conversion Price, then each of the holders of Series A Preferred Units shall have the right, at the option of such holder, to request conversion of its Series A Preferred Units into Common Units, subject to the conditions set forth in this Section 5.14(b)(viii)(B).  Series A Preferred Units converted into Common Units pursuant to this Section 5.14(b)(viii)(B) shall be converted based on the following formula: the quotient of (A) the Series A Face Amount on the Series A Conversion Notice Date in respect of such Series A Preferred Units divided by (B) the product of (x) the VWAP Price set forth in the applicable Series A Conversion Notice and (y) ninety-one percent (91.0%).  In no event shall the product of the preceding clauses (x) and (y) be less than $10.00 (the “Exchange Floor”),  which such Exchange Floor shall be adjusted for the occurrence of events specified in Section 5.14(b)(viii)(G)(i)-(iv) and Section 5.14(b)(viii)(I) during the period beginning on the Series A Issuance Date and ending on the applicable Series A Conversion Date.  Any Common Units delivered as a result of conversion hereunder shall be fully paid, validly issued and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances.  The Partnership shall not be obligated to honor a request for conversion under this Section 5.14(b)(viii)(B) unless holders of a minimum of 375,000 Series A Preferred Units request such conversion in writing by delivery of notice to the Partnership.  Upon receipt of such notice, the Partnership shall provide prompt written notice (the “Post-Option Date Conversion Notice”) to all holders of Series A Preferred Units (including those that have not requested conversion) notifying such holders of the request and providing them the lesser of (x) thirty (30) days from the date of the Post-Option Date Conversion Notice and (y) the number of days remaining in the present Quarter to elect to participate in the conversion (such date, the “Post-Option Date Conversion Notice End Date”); provided, however, that in no event shall the Post-Option Date Conversion Notice End Date be fewer than fifteen (15) days after the Post-Option Date Conversion Notice is sent to the holders of Series A Preferred Units.  The Post-Option Date Conversion Notice shall state the number of Series A Preferred Units requesting conversion and the formula for converting Series A Preferred Units into Common Units under this Section 5.14(b)(viii)(B).  The Partnership shall be obligated to issue no more than four (4) Post-Option Date Conversion Notices in any given calendar year.  If at any time one or more holders of Series A Preferred Units requests conversion of fewer than 375,000 Series A Preferred Units or conversion of 375,000 or more Series A Preferred Units at a time during which four (4) Post-Option Date Conversion Notices have already been issued during the calendar year, then such holder or holders, as applicable, shall be permitted to convert their Series A Preferred Units in accordance with the terms hereof, provided such holder or holders, as applicable, reimburse the Partnership for all documented third-party expenses reasonably associated with such conversion up to $50,000.

(C)  To convert Series A Preferred Units into Common Units pursuant to Sections 5.14(b)(viii)(A) or (B), the holder shall give written notice (a “Series A Conversion Notice”) to the Partnership in the form of Exhibit A attached hereto stating that such holder elects to so convert Series A Preferred Units and shall state therein (i) with respect to Series A Preferred Units to be converted pursuant to Section 5.14(b)(viii)(A): (a) the number of Series A Preferred Units to be converted, (b) the name or names in which such holder wishes the certificate or certificates for Common Units to be issued, (c) the holder’s computation of the number of Common Units to be received by the holder upon the Series A Conversion Date, (d) the Series A Face Amount on the Series A Conversion Notice Date, (e) the Series A Conversion Price on the Series A Conversion Notice Date, and (f) the Conversion Ratio, and (ii) with respect Series A Preferred Units to be converted pursuant to Section 5.14(b)(viii)(B): (a) the number of Series A Preferred Units to be converted, (b) the name or names in which such holder wishes the certificate or certificates for Common Units to be issued, (c) the holder’s computation of the number of Common Units to be received by the holder upon the Series A Conversion Date, (d) the VWAP Price on the Series A Conversion Notice Date, and (e) the Exchange Floor on the Series A Conversion Notice Date; provided, that if a Series A Conversion Notice is being delivered in connection with a Pre-Option Date Conversion Notice or a Post-Option Date Conversion Notice, such Series A Conversion Notice shall be delivered to the Partnership no later than the Pre-Option Date Conversion Notice End Date or the Post-Option Date Conversion Notice End Date, as applicable.  The date of any Series A Conversion Notice shall be hereinafter be referred to as a “Series A Conversion Notice Date.”

(D) Commencing on the Series A Partnership Conversion Option Date, subject to the terms of this Section 5.14, the Partnership shall have the right at any time, at the option of the Partnership, to convert all or part of the Series A Preferred Units into the number of Common Units as determined in the manner set forth in Section 5.14(b)(viii)(A) above; provided that in order for the Partnership to exercise such option, on the Series A Forced Conversion Notice Date, (i) the daily volume-weighted average trading price of the Common Units on the National Exchange on which the Common Units are listed or admitted to trading must be greater than one hundred fifty percent (150%) of the Series A Conversion Price, for twenty (20) out of the trailing thirty (30) Trading Days, and (ii) the average daily trading volume of Common Units on the National Securities Exchange upon which such Common Units trade must have exceeded 250,000 Common Units, as adjusted for events specified in Section 5.14(b)(viii)(G) and Section 5.14(b)(viii)(I), for the trailing thirty (30) Trading Days and the value of the float (excluding Common Units held by the General Partner, Unitholders individually or as a group owning more than ten percent (10%) of the Common Units and other Affiliates, as such term is interpreted under the Securities Act, of the Partnership) must be greater than $1,500,000,000 in twenty (20) out of the last thirty (30) Trading Days.

(E) To convert Series A Preferred Units into Common Units pursuant to Section 5.14(b)(viii)(D), the Partnership shall give written notice (a “Series A Forced Conversion Notice”, and the date of such notice, a “Series A Forced Conversion Notice Date”) to each holder of Series A Preferred Units in the form of Exhibit B attached hereto stating that the Partnership elects to force conversion of such Series A Preferred Units pursuant to Section 5.14(b)(viii)(D) and shall state therein (i) the number of Series A Preferred Units to be converted, (ii)  (a) the Series A Face Amount on the Series A Forced Conversion Notice Date, (b) the Series A Conversion Price on the Series A Forced Conversion Notice Date, and (c) the Conversion Ratio, and (iii) the Partnership’s computation of the number of Common Units to be received by the holder upon the Series A Conversion Date.  In addition, if a holder does not provide written notice to the Partnership of the name or names in which such holder wishes the certificate or certificates for Common Units to be issued within five (5) Business Days after receipt of the Series A Forced Conversion Notice, then the certificate or certificates for Common Units shall be issued to the Record Holder of such Series A Preferred Units.

(F) In the event that a Series A Conversion Notice is delivered by a holder of Series A Preferred Units to the Partnership pursuant to Section 5.14(b)(viii)(C), or a Series A Forced Conversion Notice is delivered by the Partnership to a holder of Series A Preferred Units pursuant to Section 5.14(b)(viii)(E), the Partnership shall issue the Common Units as soon as reasonably practicable, and in any event no later than ten (10) days after a Series A Conversion Notice Date or a Series A Forced Conversion Date, as the case may be (the date of issuance of such Common Units, the “Series A Conversion Date”).  On the Series A Conversion Date and subject to the book-entry provisions set forth below, such holder shall surrender the certificate or certificates representing the Series A Preferred Units being converted, duly endorsed, at the office of the Partnership or, if identified in writing to such holder by the Partnership, at the offices of any transfer agent for such Units.  On the Series A Conversion Date, the Partnership shall issue to such holder a certificate or certificates for the number of Common Units to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder). In lieu of delivering physical certificates representing the Common Units issuable upon conversion of Series A Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the holder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Common Units issuable upon conversion or distribution payment to the holder, by crediting the account of the holder’s prime broker with the Depository through its Deposit Withdrawal Agent Commission (“DWAC”) system. The parties agree to coordinate with the Depository to accomplish this objective. The conversion pursuant to this Section 5.14(viii) shall be deemed to have been made immediately prior to the close of business on the Series A Conversion Notice Date or the Series A Forced Conversion Notice Date, as applicable.  The Person or Persons entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the Record Holder or Holders of such Common Units at the close of business on the Series A Conversion Notice Date or the Series A Forced Conversion Notice Date, as applicable.

(G) Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series A Issuance Date, the Partnership (i) makes a distribution on its Common Units in Common Units, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a smaller number of Common Units, or (iv) issues by reclassification of its Common Units any Partnership Securities (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Series A Conversion Price in effect at the time of the Record Date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Units after such time shall entitle the holder to receive the aggregate number of Common Units (or shares of any Partnership Securities into which such shares of Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such holder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.14 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event.   An adjustment made pursuant to this Section 5.14(b)(viii)(G) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split.  Such adjustment shall be made successively whenever any event described above shall occur.  If, in the future, the Partnership issues any options, warrants, or other rights to purchase Common Units, or securities exercisable or convertible into or exchangeable for Common Units (or options, warrants, or other rights to purchase any such securities that are exercisable or convertible into or exchangeable for Common Units) (herein collectively, “Convertible Securities”), the General Partner shall, at the direction and at the option of the holders of Series A Preferred Units in their sole discretion, either (i) amend the provisions of this Agreement relating to the conversion of the Series A Preferred Units to provide antidilution protection that is, in all respects (except as is necessitated by changes to reference the Series A Face Amount and like clerical changes), the same as the antidilution protection offered in the terms of such Convertible Securities (or any related purchase agreement), which amendment shall be effective concurrently with the issuance and/or execution of documentation relating to such Convertible Securities, or (ii) retain the antidilution language applicable to the Series A Preferred Units at such time.   The Partnership agrees to provide as much prior notice of an issuance of any such Convertible Securities and/or execution of documentation relating to such issuance of Convertible Securities as reasonably practicable (and in any event, such notice shall be provided at least ten (10) Business Days prior to such issuance and/or execution).

(H) If, during the period beginning on the Series A Issuance Date and ending on December 31, 2011, the Partnership shall issue or sell, or grant any Common Units or Convertible Securities at an indicative per Common Unit price (the “Follow-On Price” and such Common Units or Convertible Securities so issued, sold or granted, on an as-converted basis, the “Follow-On Units”) less than ninety percent (90%) of the Series A Conversion Price, then the Series A Conversion Price will be reset so that it will equal the price determined according to the following formula:

(CP x OB) + (FP x Q)

OA

Where:

CP           =           the Series A Conversion Price in effect immediately before the issuance of the Follow-On Units

FP    =          the Follow-On Price

OB      =          the total number of fully diluted Common Units outstanding before the issuance of the Follow-On Units

Q         =          the total number of fully diluted Follow-On Units issued

OA      =          the total number of fully diluted Common Units outstanding after giving effect to the issuance of the Follow-On Units.

For purposes of this Section 5.14(b)(viii)(H), the indicative price per Common Unit resulting from the issuance of Convertible Securities will be determined using the principles set forth in Section 5.14(viii)(K)(c).

(I) Other Extraordinary Transactions Affecting the Partnership.

a. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (not otherwise addressed in Section 5.14(viii)(G) above) in which the holders of Common Units are to receive securities, cash or other assets (a “Partnership Event”), the Partnership shall make appropriate provision to insure that the holders of Series A Preferred Units receive in such Partnership Event a preferred security, issued by the Person surviving or resulting from such Partnership Event and containing provisions substantially equivalent to the provisions set forth in this Section 5.14 without abridgement including, without limitation, the same powers, preferences, rights to distributions, rights to accumulation and compounding upon failure to pay distributions, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Preferred Unit had immediately prior to such Partnership Event (the “Survivor Preferred Security”). The Series A Conversion Price in effect at the time of the effective date of such Partnership Event shall be proportionately adjusted so that the conversion of a unit of Survivor Preferred Security after such time shall entitle the holder to the number of securities or amount of other assets which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Partnership Event, such holder would have been entitled to receive immediately following such Partnership Event.  Subsequent adjustments to the Conversion Price of the Survivor Preferred Security shall be made successively whenever any event described in Section 5.14(viii)(G),  Section 5.14(viii)(H) or this Section 5.14(viii)(I) shall occur.

b. If the Partnership desires to enter into a Partnership Event or other merger, consolidation or business combination that will result in holders of Common Units receiving cash consideration exclusively as a result thereof  (a “Cash Event”), it shall use its commercially reasonable efforts to ensure that the parties to such Cash Event enter into documentation that provides that upon conversion of a unit of the Survivor Preferred Security, the holder thereof shall be entitled to receive, in lieu of such cash, a unit or units of Survivor Common Equity (as hereinafter defined).  Each such Survivor Preferred Security shall initially (that is, immediately after the effective time of the Cash Event) entitle the holder to convert such Survivor Preferred Security into  a number of units of Survivor Common Equity that are equivalent in fair market value to the cash amount that would otherwise have been received by the holder had such holder’s Series A Preferred Units been converted into Common Units immediately prior to the Cash Event.  As used herein, “Survivor Common Equity” means a share or unit of the surviving Person that has (i) the right to vote generally in matters relating to the entity and (ii) the right to receive a pro rata portion of all of the equity remaining in the surviving Person upon liquidation after payment in full of (y) all indebtedness of the surviving Person and (z) amounts due in respect of all equity securities ranking more senior than such unit of Survivor Common Equity.  For greater clarity, Section 5.14(b)(viii)(I)(b) and Section 5.14(b)(viii)(I)(c) shall apply without regard to whether the Cash Event constitutes a Change of Control.

c. In the event that the Partnership, after using commercially reasonable efforts, determines it is unable to (i) issue a Survivor Preferred Security upon consummation of such Partnership Event, and (ii) provide the holders of Series A Preferred Units the ability to convert the Survivor Preferred Security into Survivor Common Equity, the Partnership shall, as promptly as practicable following such determination, but in any event no later than ten (10) Business Days prior to the consummation of the Cash Event, make an irrevocable written offer (a “Cash Event Change of Control Offer”) to each holder of Series A Preferred Units to redeem all (but not less than all) of such holder’s Series A Preferred Units for a price per unit in cash equal to (i) until and including the fifth (5th) anniversary of the Series A Issuance Date, one hundred percent (100%) of the Series A Liquidation Value, plus a premium of twenty percent (20.0%), or (ii) after the fifth (5th) anniversary of the Series A Issuance Date, one hundred percent (100%) of the Series A Liquidation Value, plus a premium of one percent (1.00%) (as appropriate, the “Series A Cash Event Payment”).  The Cash Event Change of Control Offer shall be mailed to each holder and shall describe the transaction or transactions that constitute the Cash Event and state:

i. that the Cash Event Change of Control Offer is being made pursuant to this Section 5.14(b)(viii)(I)(c) and that the Partnership is making an offer to redeem all Series A Preferred Units of such holder (subject to the consummation of the Cash Event);

ii. the Series A Cash Event Payment and the redemption date, which shall be the date on which the Cash Event is consummated (the “Series A Cash Event Payment Date”); and

iii. the amount per unit that each Common Unit holder is receiving in connection with the Cash Event.

On the Series A Cash Event Payment Date, the Partnership (or its successor) shall pay to each holder of Series A Preferred Units that accepts the Cash Event Change of Control Offer an amount in cash equal to such holder’s applicable Series A Cash Event Payment and all of such holder’s rights and privileges under the Series A Preferred Units shall be extinguished.

(J) Notwithstanding any of the other provisions of this Section 5.14(b)(viii), no adjustment shall be made to the Series A Conversion Price pursuant to Section 5.14(b)(viii)(H) as a result of any of the following:

a. the grant of Common Units or options, warrants or rights to purchase Common Units to employees, officers, directors or strategic partners of the Partnership and its Subsidiaries under compensation plans and agreements approved in good faith by the General Partner; provided that, in the case of options, warrants or rights to purchase Common Units, the exercise price per Common Units shall not be less than the VWAP Price on the date such option, warrant or other right is issued;

b. the issuance of any Common Units as all or part of the consideration to effect (i) the closing of any acquisition or license by the Partnership of assets of a third party in an arm’s-length transaction or (ii) the consummation of a merger, consolidation or business combination of the Partnership with or into another entity to the extent such transaction(s) is or are approved by the legally adopted vote or consent of the General Partner;

c. without duplication of Section 5.14(b)(viii)(J)(a) above, the issuance of securities upon exercise or conversion of Convertible Securities that are Outstanding on the Series A Issuance Date; and

d. the issuance of securities for which an adjustment is made under another provision of this Section 5.14(b)(viii).

(K)  The following rules shall apply for purposes of this Section 5.14(b)(viii):

a.  In the case of the issuance or sale (or deemed issuance or sale) of Common Units for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable underwriting discounts or placement agent fees, commissions or the expenses allowed paid or incurred by the Partnership for any underwriting or otherwise in connection with the issuance and sale thereof.

b. In the case of the issuance or sale (or deemed issuance or sale) of Common Units for consideration in whole or in part other than cash, the consideration other than cash shall be valued at the Agreed Value thereof;

c.  In the case of the issuance or sale of Convertible Securities, the following provisions shall apply for all purposes of this Section 5.14(b)(viii)(K):

i.  The aggregate maximum number of Common Units deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of options or warrants to purchase or rights to subscribe for Common Units shall be deemed to have been issued at the time such options, warrants or rights were issued and for consideration equal to the consideration (determined in the manner provided in this Section 5.14(b)(viii)(K)), if any, received by the Partnership upon the issuance of such options, warrants or rights plus the minimum exercise price provided in such options, warrants or rights (without taking into account potential antidilution adjustments) for the Common Units covered thereby.

ii.  The aggregate maximum number of Common Units deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Partnership for any such securities or options, warrants or rights, plus the minimum additional consideration, if any, to be received by the Partnership (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or upon the exercise of such options, warrants or rights and subsequent conversion or exchange of the underlying convertible or exchangeable securities, as appropriate (the consideration in each case to be determined in the manner provided in this Section 5.14(b)(viii)(K)).

iii. In the event of any change in the number of Common Units deliverable or in the consideration payable to the Partnership upon exercise of such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Face Amount and the Series A Conversion Price, to the extent in any way affected by or computed using such options, warrants, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Units or any payment of such consideration upon the exercise of any such options, warrants or rights or the conversion or exchange of such securities.

iv.  Upon the expiration of any such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or the termination of any such rights to convert or exchange, the Series A Face Amount and Series A Conversion Price, to the extent in any way affected by or computed using such options, warrants, rights or securities shall be recomputed to reflect the issuance of only the number of Common Units actually issued upon the exercise of such options, warrants or rights with respect to Common Units, upon the conversion or exchange of such securities, or the number of Common Units issuable upon conversion or exchange of the convertible or exchangeable securities that were actually issued upon exercise of options, warrants or rights related to such securities.

v.  The number of Common Units deemed issued and the consideration deemed paid therefor pursuant to Section 5.14(b)(viii)(K)(c)(i) and (ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5.14(b)(viii)(K)(c)(iii) and (iv).

d. Notwithstanding any of the other provisions of Section 5.14(b)(viii)(K), no adjustment shall be made to the number of Common Units issuable upon conversion of the Series A Preferred Units or the Series A Face Amount or Series A Conversion Price as a result of an event for which an adjustment is made under another provision of this Section 5.14(b)(viii)(K).

e. For purposes of this Section 5.14(b)(viii), no adjustment to the Series A Face Amount or Series A Conversion Price shall be made in an amount less than 1/100th of one cent per Unit; provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made.

(L) In the event of any taking by the Partnership of a Record Date of the holders of any class of Partnership Securities for the purpose of determining the holders thereof who are entitled to receive any distribution thereon, any security or right convertible into or entitling the holder thereof to receive additional Common Units, or any right to subscribe for, purchase or otherwise acquire any Partnership Securities or any other securities or property of the Partnership, or to receive any other right, the Partnership shall notify each holder of Series A Preferred Units at least fifteen (15) days prior to the Record Date, of which any such record is to be taken for the purpose of such distribution, security or right and the amount and character of such distribution, security or right; provided, however, that the foregoing requirement shall be deemed satisfied with respect to any holder of Series A Preferred Units other than the Purchasers if at least fifteen (15) days prior to the Record Date, the Partnership shall have issued a press release which shall be posted on the Partnership’s website and carried by one or more wire services, containing the required information.

(M) The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Units on conversion of, or payment of distributions on, Series A Preferred Units pursuant hereto. However, the holder of any Series A Preferred Units shall pay any tax that is due because the Common Units issuable upon conversion thereof or distribution payment thereon are issued in a name other than such holder’s name.

(N) No fractional Common Units shall be issued upon the conversion of any Series A Preferred Units. All Common Units (including fractions thereof) issuable upon conversion of more than one Series A Preferred Unit by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional unit. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Common Unit, the Partnership shall, in lieu of issuing any fractional unit, either round up the number of units to the next highest whole number or, at the Partnership’s option, pay the holder otherwise entitled to such fraction a sum in cash equal to the Agreed Value of such fraction on the Series A Conversion Date.

(O) Notwithstanding anything to the contrary contained herein, the number of Common Units that may be acquired by a holder of Series A Preferred Units upon conversion pursuant to the terms hereof shall not exceed a number that, when added to the total number of Common Units deemed Beneficially Owned by such holder (other than by virtue of the ownership of securities or rights to acquire securities (including the Series A Preferred Units) that have limitations on the holder’s right to convert similar to the limitation set forth herein), as determined pursuant to the rules and regulations promulgated under Section 13(d) of the Exchange Act, including all Common Units deemed Beneficially Owned at such time (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert similar to the limitation set forth herein) by Persons that would be aggregated for purposes of determining whether a group under Section 13(d) of the Exchange Act, exists, would exceed nine and nine tenths percent (9.9%) of the total issued and Outstanding Common Units (the “Restricted Ownership Percentage”). Each holder of Series A Preferred Units shall have the right (w) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Partnership and (x) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of an event that would constitute a Change of Control. If, pursuant to a conversion of the Series A Preferred Units pursuant to this Agreement, the Partnership is obligated to issue Common Units to a holder of Series A Preferred Units, and as a result such holder would otherwise exceed the Restricted Ownership Percentage, then with respect to the Common Units that would cause the Restricted Ownership Percentage to be exceeded, the Partnership shall pay in cash to such holder an amount equal to the VWAP Price multiplied by the number of excess Common Units (“Series A Excess Amount”).

(P) The Partnership shall not be obligated to issue any Common Units upon conversion of the Series A Preferred Units, whether pursuant to this Section 5.14, or otherwise, if the issuance of such Common Units would exceed that number of units of Common Units which the Partnership may issue upon conversion of the Series A Preferred Units without breaching the Partnership’s obligations under the rules or regulations of any National Securities Exchange on which the Common Units are listed or admitted to trading (the “Series A Exchange Cap”). To the extent that a holder’s Series A Preferred Units are converted for a number of Common Units that would exceed the Series A Exchange Cap, the Partnership shall pay in cash to such holder the Series A Excess Amount.

(Q) The Partnership agrees that it will act in good faith to make any adjustment(s) required by this Section 5.14(viii) equitably and in such a manner as to afford the holders of Series A Preferred Units the benefits of the provisions hereof, and will not take any action to deprive such holders of the benefit hereof.

(ix) Mandatory Redemption.

(A) On the Series A Mandatory Redemption Date, all then-Outstanding Series A Preferred Units shall be redeemed by the Partnership for cash in an amount equal to the Series A Liquidation Value per Series A Preferred Unit multiplied by the aggregate number of then Outstanding Series A Preferred Units.

(B) No later than three (3) Trading Days before the Series A Mandatory Redemption Date, the Partnership shall deliver a written notice in the form attached as Exhibit B hereto (“Series A Redemption Notice”) to the holders of the Series A Preferred Units stating that such Series A Preferred Units will be redeemed pursuant to this Section 5.14(b)(ix) on the Series A Mandatory Redemption Date.  The Series A Redemption Notice shall state therein the number of Series A Preferred Units to be redeemed and the Partnership’s computation of the cash amount to be received by the holder upon redemption of such Series A Preferred Units.

(C) No later than ten (10) Trading Days following the Series A Mandatory Redemption Date, the Partnership shall remit the applicable cash consideration to the holders of then Outstanding Series A Preferred Units. The holders shall deliver to the Partnership the certificates representing the Series A Preferred Units as soon as practicable following the Series A Mandatory Redemption Date.  Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the full cash consideration due to them as a result of such redemption shall be paid in full in cash.

(x) Change of Control.

(A) In the case of a Cash Event, upon the occurrence of a Change of Control, Section 5.14(b)(viii)(I)(c) controls.  In all other cases, upon the occurrence of a Change of Control the Partnership (or its successor) will make an irrevocable written offer (a “Series A Change of Control Offer”) to each holder of Series A Preferred Units to redeem all (but not less than all) of such holder’s Series A Preferred Units for a price equal to one hundred percent (100%) of the Series A Liquidation Value of such Series A Preferred Units plus a premium of one percent (1.00%) thereon (the “Series A Change of Control Payment”). Within five (5) Business Days following any Change of Control, the Partnership (or its successor) will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and stating:

a. that the Series A Change of Control Offer is being made pursuant to this Section 5.14(b)(x);

b. the Series A Change of Control Payment and the purchase date, which shall be no earlier than fifteen (15) days and no later than thirty (30) days from the date such notice is mailed (the “Series A Change of Control Payment Date”); and

c. that each holder electing to have all of its Series A Preferred Units redeemed pursuant to a Series A Change of Control Offer will be required to so notify the Partnership in writing of the number of such Series A Preferred Units to be redeemed in connection with the Series A Change of Control Offer prior to the close of business on the third (3rd) Business Day preceding the Series A Change of Control Payment Date.

(B) On the Series A Change of Control Payment Date, the Partnership (or its successor) will pay to each holder an amount equal to the Series A Change of Control Payment in respect of the Series A Preferred Units that such holder has designated for redemption pursuant to the written notice delivered in accordance with Section 5.14(b)(x)(A)(c).

(xi) Notices.  The Partnership shall distribute to the holders of Series A Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such holders of such Common Units.

(xii) Listing of Common Units. The Partnership will procure, at its sole expense, the listing of the Common Units issuable upon conversion of the Series A Preferred Units and Common Units issuable as distributions hereunder, subject to issuance or notice of issuance on any National Securities Exchange on which the Common Units are listed or admitted to trading.

(xiii) Make-Whole Distribution and Allocation.  Notwithstanding anything to the contrary contained in this Agreement, if any corrective allocations (within the meaning of Proposed Treasury Regulation Section 1.704-1(b)(4)(x)) are made to a Unitholder (or there is any other taxable capital shift to a Unitholder) as a result of a conversion of such Unitholder's Series A Preferred Units pursuant to Section 5.14(b)(viii)(D), then (A) immediately prior to any other distribution pursuant to this Agreement, the Partnership shall make a distribution to such Unitholder in an amount equal to the Tax Cost, and (B) immediately prior to any other allocation pursuant to this Agreement, Net Income and/or Net Termination Gain (or items of gross income and gain, to the extent there is insufficient Net Income and Net Termination Gain (provided that any such allocation of items of gross income and gain shall be treated as specially allocated pursuant to Section 6.1(d) for purposes of computing Net Income, Net Loss, Net Termination Gain and Net Termination Loss)) in an amount equal to such distribution shall be allocated to such Unitholder (and no other allocation pursuant to this Agreement shall reverse the effect of this allocation). The allocation described in clause (B) above shall not be made prior to the distribution described in clause (A) above. Any reference in this Agreement to a provision of the Proposed Treasury Regulations shall be deemed to refer to a corresponding provision of subsequently promulgated proposed, temporary or final Treasury regulations.

(xiv) Remarketing.  If any holder of Series A Preferred Units approaches the Partnership with a desire to sell more than 500,000 Series A Preferred Units, or Common Units underlying such Series A Preferred Units having equivalent economic value (based on the then-existing Series A Face Amount), the Partnership shall cooperate reasonably with such holder to provide information requested by potential purchasers, to make the Partnership’s management reasonably available by telephone and to confirm that the Partnership has made all requisite filings required under the Exchange Act.

(xv) Tax Estimates.  Upon receipt of a written request from any holder of Series A Preferred Units stating the number of Series A Preferred Units owned by such holder (which requests shall be made only at reasonable times), the Partnership shall provide such holder with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property such that, if such holder converted its Series A Preferred Units pursuant to Section 5.14(b)(viii)(A) or (B) and such Unrealized Gain was allocated to such holder pursuant to Section 5.5(d)(i), such holder’s Capital Account in respect of its converted Series A Preferred Units would be equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Series A Preferred Unit).  If at any time one or more holders of Series A Preferred Units makes such a request at a time during which four (4) such estimates have already been provided during the calendar year, then such holder or holders, as applicable, shall reimburse the Partnership for all documented third-party expenses reasonably associated with such request up to a maximum, in each instance, of $50,000.

(xvi) Filings.  The Partnership shall use commercially reasonable efforts to file all reports or other documents that are required to be filed under the Exchange Act or the rules or regulations of the Commission or the National Securities Exchange on which the Common Units are listed or admitted to trading, in each case within the time periods specified thereunder and as necessary to maintain the continued listing on such National Securities Exchange, including (without limitation): (i) all quarterly and annual reports that are required to be filed with the Commission on Forms 10-Q and 10-K, (ii) all current reports on Form 8-K that are required to be filed with the Commission, and (iii) any other information, documents and other reports that are required to be filed with the Commission under Section 13 or 15(d) of the Exchange Act.  The Partnership shall use commercially reasonable efforts so that all such reports or other documents will be prepared in accordance with all of the rules and regulations promulgated by the Commission or the National Securities Exchange on which the Common Units are listed or admitted to trading applicable to such reports, including Section 3-10 of Regulation S-X.  In addition to the foregoing, the Partnership shall use commercially reasonable efforts to otherwise comply with all applicable federal and state securities laws as may be necessary, from time to time, to maintain the continued listing of the Common Units on the National Securities Exchange on which the Common Units are listed or admitted to trading. All references to sections, rules or forms under the Exchange Act shall be deemed to include substitute, replacement or successor sections, rules or forms adopted by the Commission from time to time.

(xvii) Limitations on Transfer.  Series A Preferred Units may only be transferred to transferees that, after giving effect to such transfer, hold at least 50,000 Series A Preferred Units.

(h) The first sentence of Section 5.8 of the Partnership Agreement is hereby amended and restated to read in its entirety:

Except as provided in this Section 5.8 and in Sections 5.2(b) and 5.14(b)(vi), no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created.

(i) Article VI is hereby amended to add a new Section 6.2(b)(iv) as follows:

(iv)           The Partnership shall make corrective allocations, if necessary, as provided in Proposed Treasury Regulation Section 1.704-1(b)(4)(x).

(j) Article VI of the Partnership Agreement is hereby amended to add a new Section 6.7(f) as follows:

(f)           A Unitholder holding a Series A Preferred Unit that has converted into a Common Unit pursuant to Section 5.14 shall be required to provide notice to the General Partner of the transfer of the converted Series A Preferred Unit within the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 5.5(d)(i), the General Partner has previously determined, based on advice of counsel, that the converted Series A Preferred Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit.  In connection with the condition imposed by this Section 6.7(f), the General Partner shall take whatever steps are required to provide economic uniformity to the converted Series A Preferred Unit in preparation for a transfer of such Units; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates (for this purpose the allocations of income, gain, loss and deductions with respect to Series A Preferred Units or Common Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(k) Article VI of the Partnership Agreement is hereby amended to add a new Section 6.10 as follows:

Section 6.10. Special Provisions Relating to the Holders of Series A Preferred Units. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.14, (ii) be entitled to any distributions other than as provided in Section 5.14 or (iii) be allocated items of income, gain, loss or deduction other than as specified in Section 5.14.

(l) Article XII of the Partnership Agreement is hereby amended to add a new Section 12.9 as follows:

Section 12.9. Series A Liquidation Value. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units shall have the rights set forth in Section 5.14(b)(iv) upon liquidation of the Partnership pursuant to this Article XII.

(m) The introduction to Section 13.1 is hereby amended and restated to read in its entirety:

Except as set forth in Section 5.14(b)(v), each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

Section 2. Miscellaneous. Notwithstanding anything herein to the contrary, all measurements and references related to Unit prices and Unit numbers herein shall be, in each instance, appropriately adjusted for unit splits, recombinations, distributions and the like.

Section 3. Ratification of Partnership Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4. General Authority.  The appropriate officers of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment.

Section 5. Governing Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

(Signature page follows)

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.
GENERAL PARTNER:

REGENCY GP LP

By:           REGENCY GP LLC,
its General Partner

By:

Authorized Officer:
Title:

EXHIBIT A

SERIES A [FORCED] CONVERSION NOTICE
(TO BE EXECUTED BY THE [REGISTERED HOLDER] [PARTNERSHIP] IN ORDER TO CONVERT
SERIES A PREFERRED UNITS)

[Date]

The undersigned hereby elects to convert the number of Series A Cumulative Convertible Preferred Units (“Series A Preferred Units”) of Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), indicated below into common units (“Common Units”) of the Partnership, according to the conditions hereof, as of the date written below. If Common Units are to be issued in the name of a person other than the holder of such Series A Preferred Units, such holder will pay all transfer taxes payable with respect thereto and will deliver such certificates and opinions as may be required by the Partnership or its transfer agent. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:______________________________________________________
Number of Series A Preferred Units Owned:_________________________
Series A Face Amount:_________________________
Total Amount of Accrued, Accumulated and Unpaid Distributions on the Series A Preferred Units: ___________________________________________
Applicable Series A Conversion Price:____________________________________________________
Applicable Conversion Ratio:_________________________
Number of Common Units to be Issued:___________________________________________
Name in which Certificate for Common Units to be Issued: _________________________ Address for Delivery:_________________________________________________________

[HOLDER] [REGENCY ENERGY PARTNERS, LP]

[By:      REGENCY GP LP,
            its General Partner]

[By:           REGENCY GP LLC,
its General Partner]

By:

Authorized Officer:
Title:
EXHIBIT B

SERIES A REDEMPTION NOTICE
(TO BE EXECUTED BY PARTNERSHIP IN ORDER TO REDEEM
SERIES A PREFERRED UNITS)

[Date]

The undersigned hereby gives notice that the number of Series A Cumulative Convertible Preferred Units (“Series A Preferred Units”) of Regency Energy Partners LP indicated below will be redeemed for cash according to the conditions hereof, as of September 2, 2029.

Redemption calculations:

Date to Effect Redemption: September 2, 2029.
Number of Series A Preferred Units Owned:_________________________
Amount of Cash to be paid to Holder:______________________________________________

REGENCY ENERGY PARTNERS, LP By: REGENCY GP LP, its General Partner By: REGENCY GP LLC, its General Partner By: Authorized Officer: Title: